EXHIBIT 99.1

Allied Nevada reports 2008 Financial Results and 2009 Outlook

March 18, 2009 Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) reported its financial results for the year ended December 31, 2008. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Highlights

•

Allied Nevada announced that the Hycroft Mine became a producing gold mine in 2008. By the end of the year, the capital program and the development phase at the Hycroft mine was completed and the company produced its first gold from the operation. Total production for December 2008 was approximately 1,000 ounces of gold and 3,000 ounces of silver which was a combination of doré and metal on carbon. This production has been sold during the first quarter of 2009.

•

Management released its outlook for 2009. We are currently in the commissioning phase of the mining and processing operations and expect to complete this phase of operations by the middle of 2009. The mine is currently operating at its planned capacity of 2.1 million tons of ore and waste mined per month and we expect to enter the ore release portion of the first phase of mining in the first quarter. The Brimstone heap leach system is operational with ore under leach and gold production from the leach pad will gradually increase during the first half of the year as we release additional ore tons and place them under leach. During the six-month startup phase, we expect to produce approximately 20,000 ounces of gold at a cost of goods sold per ounce of gold sold of between $600 and $620. For the full year of 2009, we expect to produce approximately 90,000 ounces of gold at a cost of goods sold per ounce of between $460 and $480.

•

Allied Nevada reported its previously announced total proven and probable reserves consisting of 73,159,000 tons of ore containing 1,143,758 ounce of gold. These reserves were determined in October of 2008 and are based upon a fire assay cutoff grade of 0.005 ounces per ton of gold. We are currently completing an analysis of the additional drill assay results that have been obtained since the release of our proven and probable reserves. We expect to release a revised reserve and resource update in the first half of 2009.

•

The company reported its results of operations for the year. We reported a net loss for 2008 of $79,641,000 compared to a net loss of $11,265,000 in the same period of 2007. The net loss of the current year included a $38,970,000 impairment of mineral properties associated with the general deterioration in the value of its earlier-stage exploration properties.

•

We reported our financial position, liquidity and capital resources. At December 31, 2008, we reported cash and cash equivalents of $16.5 million. Allied Nevada reported a net decrease in cash and cash equivalents of $3,594,000 for 2008 compared to a net increase in cash and cash equivalents of $20,098,000 for 2007. Included in these cash flow numbers were the following:

o	Cash used in operations was $30.7 million for the year ended December 31, 2008, compared to $8.4 million in 2007.
o	Net cash flows used in investing activities in the year ended December 31, 2008 increased to $40.1 million from $13.2 million in 2007.
o	The net cash provided by financing activities was $67.2 million in the year ended December 31, 2008 compared to $41.7 million in 2007.
•	On February 26, 2009 the Board of Directors ratified the signing of an indicative letter of intent concerning a proposed CDN$8 million secured bridge loan with Ionic Capital Corp. (“Ionic”).

“We are pleased to have attained our goal of initial gold and silver production by the end of 2008.   I would like to thank the entire operating team at the Hycroft mine for their dedication and efforts in achieving this milestone.   We continue to work towards attaining full production levels by mid 2009,”  said Scott Caldwell, President and CEO.

Capital program and development phase of the Hycroft Mine

During 2008, the Hycroft Development Program was completed with the production of gold in December 2008. The major activities that occurred during 2008 were the following:

•

In March 2008, we purchased a used mining fleet consisting of five 200-ton haul trucks, two 26-yard wheel loaders, two blasthole drills and various pieces of support equipment. During 2008, this equipment was reassembled at the Hycroft Mine and was fully operational by the end of the year. We also purchased additional production and ancillary equipment as required by the Hycroft Development Program.

•	The Hycroft Development Program required us to strip waste overburden in the Brimstone open pit to allow access to the ore. This stripping program was completed in the third quarter of 2008.
•

We completed the initial 1.1 million square foot expansion of the Brimstone leach pad. This leach pad has been integrated into the existing Brimstone leach pad system. We placed this expanded Brimstone leach pad system under leach during 2008.

•

By the end of 2008, the mine operations were operating at the planned production levels of 2.1 million tons of material per month. During the first of five mining phases, we are utilizing a contractor to increase our mining output by approximately 500,000 tons of material per month. This additional capacity will allow us to accelerate ore production from the Brimstone open pit mine.

2009 Outlook

In 2008, we completed the capital spending and development program required to reopen the Hycroft mine. We started the commissioning phase and produced our first gold from the operation in December 2008. The commissioning phase involves both the mining and the heap leach process and is expected to be completed by the middle of 2009.

The commissioning of the mine is proceeding as expected. Our mining fleet is operating at the scheduled production capacity of approximately 2.1 million tons of ore and waste per month (25.0 million tons per annum). We are currently supplementing this production with the use of a contract miner which has increased our production capacity by approximately 500,000 tons of ore and waste per month. The use of the contract miner accelerates the ore release from the Brimstone pit and will be utilized to move the necessary material for the 2009 planned leach pad expansion. Once these activities are completed, we will review the ongoing use of the contract miner on an economic basis. Although the stripping of overburden was completed in September of 2008 when the company started producing gold in more than a de minimus amount, as expected, the first phase of mining required the removal of additional waste to allow access to sustainable ore production by the end of the first quarter. Based on our current life of mine plan, during 2009, we are expecting to mine approximately 27.0 million tons of total material including 12.0 million tons of ore grading an estimated 0.017 ounces of gold per ton of ore. Based on this plan, we expect our mining costs per ton of ore mined to be approximately $1.15 per ton mined.

The Brimstone Heap Leach System is currently operational after the completion of a 1.1 million square foot expansion during 2008. In 2008, the company commissioned the leach pads by loading the pads with ore mined from the Brimstone open pit and placing the leach pads under leach. As additional ore from the Brimstone open pit is placed under leach, we will be able to increase the surface area we have placed under leach and the resulting solution flows. Additionally, based on historical recovery information from previous operations, as included in the technical report dated October 17, 2008 (the “Hycroft Technical Report”) authored by Scott Wilson, C.P.G. of Scott E. Wilson Consulting, Inc. (“Wilson Consulting”), our current mine plan assumes comparable recovery results of 56.6% of the gold placed with approximately 21.6% of the gold being recovered in the first 90 days under leach, 27% in the next 90 days under leach, and the remaining 8% in the following 180 days. Because of the planned ore deliveries expected in our current life of mine plan during the startup period and the inherent time delays in the heap leach process, we expect our gold production from the heap leach will steadily increase until we reach our expected annualized production levels of approximately 90,000 ounces of gold per year by the middle of the year. These recovery delays create work-in-process inventory for the company due to the length of time between placing the ore on the leach pad and the ultimate recovery of the gold. Our heap leach system is configured with a CIL process plant and a Merrill-Crowe process plant to remove the gold from the pregnant solution from the heap leach pad. During the process of recovering gold, we also produce silver as byproduct of the gold recovery process. Based on our life of mine operating plan, during 2009, we expect to recover approximately 90,000 ounces of gold from the Hycroft Mine with approximately 20,000 ounces of this being recovered in the first half of the year and 70,000 ounces recovered in the second half of the year.

Based upon our current mine plan and operational assumptions, we are currently expecting our average cost of sales per ounce of gold to be between $460 and $480 per ounce of gold for the full year. This reflects, among other factors, our mine and process operating plans for the year, our current expectations of major consumables such as fuel and lime, and the additional startup costs in the first half of the year as the company steadily increases its production to its normal expected operating levels. We expect the cost of goods sold per ounce of gold to be between $600 and $620 per ounce sold for the first half of the year resulting from the startup of mining and processing operations.

During the coming year, we have planned two significant capital projects:

•

To meet current mine production plans for 2009 and future years, we are planning to acquire an additional 200-ton haul truck and expect to acquire this equipment subject to a capital lease. In future years, additional trucks will likely be required to maintain production levels due to the increased haul lengths. A new truck is expected to cost approximately $3.0 million and we expect to be able to purchase this truck with a 10% down payment and the financing of the remainder by a capital lease.

•

During 2009, we are continuing with our phased approach to constructing the leach pad capacity required to process future ore requirements. We are expecting to commence this phase of leach pad construction in the second quarter and expect the total cost of the 2009 expansion to be approximately $6 million.

We plan to complete studies on various alternatives we have for improving or expanding our mining and processing activities to increase gold production and reduce our overall unit cost of sales for gold. We are considering the following initiatives:

•

Increasing mining rates in order to increase annual gold production. Initial studies indicate that the mine plan and process facilities can accommodate a 30% expansion to mining rates. This increased mining rate could be accomplished by the use of a mining contractor or the purchase of additional mining equipment. The Company estimates that a 30% increase in the total mining rate would increase ore production by approximately three million tons per annum and would increase annual gold production by 15,000- 25,000 ounces per year. We anticipate that operating costs would be similar to those presently experienced at the mine. The benefits from this optimization program would not be realized until 2010.

•

By increasing the grade of gold and silver in the pregnant solution, the operating efficiencies of the Merrill-Crowe plant and the Carbon in Leach (CIL) plant will improve. The 2009 operating plan includes the expansion of ponds, pumps, piping and leach pads to allow for “stacking” of the pregnant solution (increasing the grade of the pregnant solution). The “stacking” of pregnant solution will begin in the third quarter of 2009. The benefits of this optimization program would not be realized until 2010.

•

The third expansion alternative presently being evaluated in order to increase gold production is to take advantage of the additional gold and silver recovery that may be obtained by crushing the ore as opposed to placing run of mine ore on the pad. Metallurgical testing is currently in progress to determine the increase in gold and silver recovery that would result from crushing the ore. Based on historic production data, we believe that by crushing ore to approximately 1 inch in size, we may improve gold recovery by approximately 20%. No historic data is available for the effect of crushing on silver recovery. The metallurgical test work and associated economic evaluations will be completed in the third quarter of 2009. The potential benefits of this expansion would not be realized until 2010.

In 2008, we completed a successful exploration drilling program that increased the expected mine life from the Hycroft Mine’s oxide reserves and also identified additional sulfide gold mineralization. In 2009, we plan to complete a geological review of the historical drilling results to better understand the oxide and sulfide mineralization and to identify higher probability targets for future drilling programs. Once this analysis is completed, we expect to continue our oxide and sulfide exploration drilling programs in the third quarter of 2009.

Our general and administrative expenses for 2009 are expected to total approximately $11.0 million with approximately $5.2 million of this amount representing non-cash charges associated with the expensing of stock-based compensation in accordance with FAS123(R).

Ore Reserves

Wilson Consulting issued the Hycroft Technical Report on October 17, 2008, in accordance with NI 43-101 guidelines. The report and verification of the data employed in the report was undertaken under the supervision of Mr. Scott Wilson, C.P.G., a “qualified person” under NI 43-101 independent of Allied Nevada.

Wilson Consulting, utilizing the guidelines prescribed by NI 43-101 and SEC Industry Guide 7, determined proven and probable mineral reserves within a pit design that is economic using a cutoff grade of 0.005 ounces per ton of gold. In compliance with

Industry Guide 7, we confirmed that these reserves were economic at a 3-year historical gold price average of $720. Gold recovery by the run-of-mine heap leach process is estimated at 56.6% for both proven and probable reserves.

Category	Tons	Oz Au/ton	Contained ounces Au	Total Waste Tons	Strip Ratio
	(000’s)			(000’s)
Gold
Proven reserves	46,557	0.016	747,831
Probably reserves	26,602	0.015	395,347
Proven and probable reserves	73,159	0.016	1,143,178	95,202	1.3
Other mineralized materials	447,778	0.015

	Tons	Oz Ag/ton
Silver	(000’s)
Other mineralized materials	118,446	0.757

We are currently evaluating the additional drill assay results from the exploration drill holes that were drilled in 2008 subsequent to the cutoff of drilling for this reserve calculation. Once the determination is complete, we expect to release an additional reserve calculation in the first half of 2009.

Results of Operations

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Allied Nevada had a consolidated net loss in 2008 of $79.6 million compared to a consolidated net loss of $11.3 million in 2007. The increase in the consolidated net loss of $68.4 million is largely due to $39.0 million in mineral property impairments, $12.0 million of mine start up costs, an increase of $10.4 million in exploration, property evaluation and holding costs, and an increase of $4.7 million in corporate general and administrative costs.

Mine start up costs

For the year ended December 31, 2008, we expensed $12.0 million of start up costs consisting primarily of mine site salaries and benefits, equipment costs, blasting costs, and fuel costs. These startup costs are associated with the commissioning of the Hycroft Mine and there were no comparable costs in 2007.

Exploration, property evaluation and holding costs

Exploration, property evaluation and holding costs increased to $16.7 million in 2008, as compared with $6.2 million in 2007. The increase of $10.4 million compared to 2007. In 2008, we incurred $13.2 million of costs related to our exploration activities at the Hycroft Mine compared to $3.8 million during 2007. During 2008, we drilled 341 drill holes for a total footage of approximately 240,000 feet compared to the drilling completed in 2007 of 52 drill holes for approximately 57,000 feet of drilling.

Corporate general and administrative costs

Corporate general and administrative costs increased to $9.6 million in 2008, compared to $4.9 million for the same period in 2007. The increase of $4.7 million for the 2008 period can be attributed to a number of factors. Stock-based compensation was higher in 2008 than in 2007 because the prior year only included six months worth of outstanding grants and due to the additional grants of stock-based compensation during 2008. Compensation, benefits and employee related costs were higher in 2008 since the costs reflect a full year of expenses while 2007 reflected only 7 months of operations and additional staff was added in 2008. Additional reasons for the 2008 increase include the additional Sarbanes Oxley compliance costs and the additional costs associated with twelve months of operations versus seven months in 2007.

Other income statement items

During 2008, depreciation and amortization expense was $1.6 million compared to $0.3 million in the same period of 2007, substantially all of the $1.2 million increase was attributable to the depreciation of capital assets acquired to reactivate the Hycroft Mine in 2008.

Allied Nevada recorded accretion expense related to its asset retirement obligation and closure costs of $0.4 million in 2008 compared to $0.2 million in 2007. The accretion expense for 2008 was based on a risk-free credit adjusted rate of 7.5% and represented a full year of such expense compared to seven months in the 2007 period.

Allied Nevada earned $0.9 million in interest income in 2008 compared to $1.0 million in 2007. While average cash balances have increased in 2008 compared to 2007, the decrease of $0.1 million is largely attributable to lower interest rates. Interest earned on our liquid savings accounts decreased by$0.1 million and interest earned on the Hycroft Mine restricted cash account decreased by a nominal amount, both due to lower interest rates during 2008 compared to 2007.

Allied Nevada incurred $1.9 million of interest expense in 2008 compared to a nominal amount in 2007. $1.8 million of the Company’s interest expense was attributable to the Ionic term loan described in Note 16 to the Consolidated Financial Statements. $0.1 million of the Company’s interest expense is attributable to interest on capital lease obligations (see Note 12 to the Consolidated Financial Statements).

Other income, net in 2008 totaled $0.5 million compared to $0.1 million in 2007. The principal variance from 2007 was that we recognized a gain of $0.8 million relating to the sale of two mineral properties, which was offset by a $0.3 million net foreign exchange loss. There were no comparable transactions in 2007.

Impairment of mineral properties

The 2008 annual testing for impairment pursuant to Statement of Financial Accounting Standards (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets, resulted in a $39.0 million impairment charge for our mineral properties. The impairment resulted primarily from adverse changes in our valuation assumptions from the previous year. The changes to the valuation assumptions included:

•	a significantly lower price for a resource ounce of gold mineralization,
•	a significantly lower price per acre of exploration properties without established reserves or resources, and
•

based upon our experience with properties subject to lease agreements we have reduced the value assigned for the present value of Advanced Minimum Royalties (“AMRs”) and Net Smelter Returns (“NSRs”) based upon an increased likelihood of the lessee defaulting in payment of either required AMRs or NSRs and returning the properties to the Company.

The valuation assumptions changed due to the challenging economic environment and difficulty in raising exploration capital.

Financial Position, Liquidity and Capital Resources

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Cash used in operations

Cash used in operations was $30.7 million for the year ended December 31, 2008, compared to $8.4 million in 2007. The increase of $22.3 million is primarily attributable to the increase in the consolidated net loss of $68.4 million for the year ended December 31, 2008 and an increase of $4.8 million in cash used to acquire supplies and to produce metal inventory, which was offset by a $38.3 million increase to mineral property impairments, an increase of $6.2 million in cash provided from trade accounts payable, an increase of $2.7 million of non-cash stock based compensation expense, and $1.7 million of non-cash amortization of deferred loan costs.

Cash used in investing activities

Net cash flows used in investing activities in the year ended December 31, 2008 increased to $40.1 million from $13.2 million in 2007. The $40.1 million of net cash flows used in investing activities for the 2008 period resulted primarily from the acquisition of $26.8 million of capital items associated with the reopening if the Hycroft Mine, the $8.5 million of capitalized mine development costs from the pre-production stripping of the Brimstone Open Pit and the mine development drilling and assaying costs, the establishment of a $6.8 million collateral account to support an additional surety bond with the BLM. For the full year 2007, the $13.2 million of net cash flows used in investing activities resulted primarily from the acquisition of the Pescio Nevada Assets for shares and $15.0 million of cash. During 2008, we received proceeds from the sale of mineral interest properties of $1.6 million compared to the 2007 proceeds from the sale of mineral interests of $2.0 million.

Cash used in financing activities

The net cash provided by financing activities was $67.2 million in the year ended December 31, 2008 compared to $41.7 million in 2007. The net cash flow provided by financing activities for 2008 was primarily a result of the completion of a public offering that raised net proceeds of $69.2 million and the borrowing and subsequent repayment of a loan from Ionic Capital Corp. The net cash flow provided by financing activities in 2007 included the $25.0 million paid by Vista Gold Corp. pursuant to the arrangement agreement and the completion of a private placement that raised gross proceeds of approximately $16.3 million.

Liquidity and capital resources

At December 31, 2008, we had cash and cash equivalents totaling $16.5 million. All cash equivalents were invested in high quality short-term money market instruments, including government securities, bankers’ acceptances, bank notes, certificates of deposit, commercial paper and repurchase agreements of domestic and foreign issuers. At December 31, 2008, we had no funds invested in asset backed commercial paper.

At December 31, 2008, our total assets increased to $112.3 million from $106.5 million at December 31, 2007. The increase in total assets is primarily attributable to the net proceeds from the April 2008 offering described above and proceeds from the disposal of mineral properties of $1.6 million, offset by net cash used in operating activities of $30.8 million and $39.0 million in mineral property impairments.

At December 31, 2008, we had working capital of $12.9 million compared to working capital of $19.7 million at December 31, 2007, representing a decrease of $6.8 million. The decrease is attributable to a $3.6 million decrease in cash discussed above, and an increase in inventory of $4.8 million, which was partially offset by a $7.2 million increase in accounts payable and an increase in accrued liabilities and current capital lease obligations of $0.5 million.

Subsequent events

On February 26, 2009 the Board of Directors ratified the signing of an indicative letter of intent concerning a proposed CDN$8 million secured bridge loan with Ionic Capital Corp. (“Ionic”). The terms of the facility are not yet final and are subject to satisfactory due diligence by Ionic and its counsel, the preparation of definitive documentation, the granting of security, and such other steps that are usual for transactions of this nature. The letter of intent indicates the amount to be borrowed in CDN$8.0 million and must be repaid on or before August 2010. Borrowings under the facility are limited to working capital. The Company’s interest in its mining fleet acquired from Komatsu is expected to be pledged as collateral for the bridge loan. The proposed agreement is expected to contain customary covenants for credit facilities of this type including certain negative covenants which will limit or restrict the company’s ability to incur additional debt. The Company will incur a structuring fee of CDN$80,000. The interest rate on borrowings are fifteen percent per annum compounded monthly. Mr. Robert Buchan has disclosed to the Board of Directors that he may participate as a loan syndicate member to the extent of up to CDN$4.0 million. Additionally, the proposed agreement will require the Company to prepay the amount borrowed in the event a public equity offering is completed before the maturity date of the loan.

About Allied Nevada

Allied Nevada is a gold mining company that operates the Hycroft Mine and has a large number of prospective exploration claims in the State of Nevada. Based on current life of mine plans, the Hycroft Mine is expected to reach normal annualized production rates of approximately 90,000 ounces of gold per year by the middle of 2009. These plans indicate that the Hycroft Mine should be able to produce gold from the proven and probable ore reserves at these rates for approximately seven years. At the Hycroft Mine, we will focus our exploration efforts on identifying additional oxide ore reserves that can extend the mine life and to continue to assess the economic potential of the sulfide mineralization that has been identified to date. In addition to the Hycroft Mine, we have six properties which have reported other mineralized material and more than 100 other early stage exploration properties. On an ongoing basis, we evaluate our exploration portfolio to determine ways to increase the value of these properties.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the timing and success of the mining and leaching operations at the Hycroft Mine, the timing and success of the Company’s proposed initiatives at the Hycroft Mine, the Company's expectations as to the timing and amount of production at the Hycroft Mine, the Company's expectations as to productions costs, as well as other statements that are not historical facts. Production estimates are based upon the actual gold recovery achieved on Brimstone ores; ore tonnage estimates and gold grades are based on the mine plans and production schedules developed by an independent consultant. Although our management believes that its expectations are based on reasonable assumptions, we can give no assurance that these expectations will prove correct. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada website at www.alliednevada.com.

ALLIED NEVADA GOLD CORP.

(A Production Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except share amounts)

	December 31,
	2008	2007
Assets:

Cash and cash equivalents	$16,511	$20,105
Inventory	4,995	147
Prepaids and other	1,238	1,068
Current assets	22,744	21,320
Restricted cash	12,637	5,586
Plant and equipment, net	29,294	1,037
Mine development costs	8,827	---
Reclamation premium and asset retirement cost asset	2,174	2,177
Mineral properties	36,583	76,394
Total assets	$112,259	$106,514

Liabilities:
Accounts payable	$7,944	$897
Amounts due to related party	191	67
Accrued liabilities and other	1,057	471
Capital lease obligations, current portion	602	11
Asset retirement obligation, current portion	98	133
Current liabilities	9,892	1,579
Deferred AMR income	634	---
Capital lease obligations, noncurrent portion	2,392	12
Asset retirement obligation and closure costs	5,735	5,167
Total liabilities	18,653	6,758
Commitments and contingencies

Shareholders’ Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 57,433,144 at December 31, 2008 and 42,842,594 at December 31, 2007)	57	43
Additional paid-in capital	195,381	121,904
Deficit accumulated during the exploration, development, and production stages	(101,832)	(22,191
Total shareholders’ equity	93,606	99,756
Total liabilities and shareholders’ equity	$112,259	$106,514

ALLIED NEVADA GOLD CORP.

(A Production Stage Enterprise)

CONSOLIDATED STATEMENTS OF LOSS

(US dollars in thousands, except per share amounts)

	Years Ended December 31,					Cumulative During Exploration, Development and Production Stages
	2008		2007		2006

Operating expenses:
Mine start up costs	$12,028	$	---	$	---	$12,028
Property evaluation and holding costs	16,658		6,233		1,590	30,603
Corporate general and administrative	9,584		4,863		1,181	17,346
Impairment of mineral properties	38,970		678		---	39,648
Depreciation and amortization	1,587		349		318	3,159
Asset retirement obligation and closure costs	411		223		---	1,682
Total costs and operating expenses	79,238		12,346		3,089	104,466
Other income (expense):
Interest income	932		1,030		552	2,755
Interest expense	(1,876)		(11)		---	(1,887)
Gain on disposal of marketable securities	---		62		61	200
Other income	541		---		11	1,566
Total other income (expense)	(403)		1,081		624	2,634
Net loss	$(79,641)		$(11,265)		$(2,465)	$(101,832)

Weighted average number of shares outstanding	53,469,516		26,944,029

Basic and diluted loss per share	$(1.49)		$(0.42)

ALLIED NEVADA GOLD CORP.

(A Production Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

						Cumulative During Exploration, Development and Production Stages
		Year Ended December 31,
		2008	2007		2006
Cash flows from operating activities:
Net loss for the period		$(79,641)	$(11,265)		$(2,465)	$(101,832)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Depreciation and amortization		1,587	349		318	3,145
Amortization of deferred loan costs		1,748	---		---	1,748
Impairment of mineral interests		38,970	678		---	39,648
Asset retirement obligation and closure costs, net		411	223		---	1,688
Stock based compensation		3,938	1,250		---	5,188
Loss on foreign currency translation		313	---		---	313
(Gain) on disposal of assets		(809)	---		---	(854)
Allocated expenses from Parent company		---	86		814	2,691
Change in operating assets and liabilities:
Accounts receivable		---	102		(84)	179
Inventory		(4,819)	(50)		20	(4,790)
Prepaids and other		(170)	(1,063)		12	(1,232)
Accounts payable		7,172	955		(12)	8,033
Accrued liabilities and other		586	329		5	916
Net cash used in operating activities		(30,714)	(8,406)		(1,392)	(45,159)

Cash flows from investing activities:
Purchases of plant and equipment		(26,803)	(269)		---	(28,792)
Additions to capitalized mine development costs		(8,496)	---		---	(8,496)
Additions to mineral properties		---	(15,000)		---	(21,273)
Restricted cash		(7,051)	(266)		(223)	(12,637)
Proceeds from AMR receipts		634	339		94	1,066
Proceeds on disposal of mineral properties		1,625	2,000		---	3,625
Proceeds on disposal of plant and equipment		---	---		---	212
Net cash used in investing activities		(40,091)	(13,196)		(129)	(66,295)

Cash flows from financing activities:
Proceeds on issuance of common stock		74,724	42,272		---	116,996
Offering costs		(5,171)	(786)		---	(5,957)
Proceeds from term loan		9,745	---		---	9,745
Repayment of term loan		(10,058)	---		---	(10,058)
Payment of loan costs		(1,748)	---		---	(1,748)
Repayments of principal on capital lease agreements		(281)	(9)		(11)	(308)
I ntercompany funding from Parent company		---	223		1,529	18,659
Net cash provided by financing activities		67,211	41,700		1,518	127,329

Net increase (decrease) in cash and cash equivalents		(3,594)	20,098		(3)	15,875

Cash and cash equivalents, beginning of period		20,105	7		10	636
Cash and cash equivalents, end of period		$16,511	$20,105		$7	$16,511

Supplemental cash flow disclosures:
Cash paid for interest		$2,075	$11	$	---	$2,086
Non-cash financing and investing activities
Common shares issued for Pescio assets	$	---	$55,518	$	---	$55,518
Common shares issued for Vista assets		---	23,692		---	23,692
Warrants issued for services		---	182		---	182
Mining equipment acquired by capital lease		3,241	---		---	3,241
Acquisition of F.W Lewis properties		---	---		---	1,218